EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Nos. 333-18423, 333-88049 and 333-124774) on Form S-8 of Kennametal Inc. of our report dated June 28, 2007 with respect to the statements of net assets available for benefits of the Kennametal Thrift Plus Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the supplemental schedule as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on the Form 11-K of the Kennametal Thrift Plus Plan.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 28, 2007

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